     SUPPLEMENT NO. 3
dated February 21, 2006
to the Prospectus dated May 1, 2005
for the TIAA Real Estate Account

     In keeping with the Real Estate Account’s “at cost” expense structure, the amounts deducted on a daily basis from the Account are based on estimated expenses and, as described in the Prospectus, any differences between these estimates and the actual expenses are adjusted during the following quarter to reflect actual costs. Please be advised that the actual expenses incurred or anticipated to be incurred by the Account through April 30, 2006, are higher than previously estimated for that period.

     Accordingly, the last sentence of the fourth paragraph on the cover of the Prospectus is hereby replaced with the following:

     The current estimated annual expense deductions from the Account’s net assets total 0.655% .

     In addition, the following are the revised estimates that replace the estimated expenses in the “Expense Deductions” table on page 45 of the Prospectus:

Estimated Annual Expense Deductions

	Percent of
	Net Assets
Type of Expense Deduction	Annually	Services Performed

Investment Management	0.190%	For TIAA’s investment advice, portfolio accounting,
		custodial services, and similar services,
		including independent fiduciary and appraisal fees
Administration	0.275%	For Services’ administrative services, such as allocat-
		ing premiums and paying annuity income
Distribution	0.080%	For Services’ expenses related to distributing the
		annuity contracts
Mortality and Expense Risk	0.070%	For TIAA’s bearing certain mortality and expense risks
Liquidity Guarantee	0.040%	For TIAA’s liquidity guarantee
Total Annual Expense Deduction	0.655%	For total services to the Account

A11127 (2/06)